Exhibit 10.1

January __, 2022

BY EMAIL

[NAME]

Re:         Retention Bonus Opportunity

Dear ____:

At this time, the Company considers it to be in the best interests of Viveve Medical, Inc. (the “Company”) to promote and preserve the employment of certain employees (the “Specified Employees”). You are a Specified Employee and, therefore, the Company’s has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to your duties and responsibilities during this important period. Accordingly, the Company is pleased to offer you the opportunity to receive a Retention Bonus, subject to the terms and conditions set forth below:

1.    Retention Bonus. In exchange for your continued employment as outlined in Section 2 below, you will have the opportunity to earn and receive a cash bonus of [_______], less applicable deductions and withholdings (the “Retention Bonus”). The Company will advance you 50% of the Retention Bonus ($[____________]) on March 31, 2022 and the remaining 50% of the Retention Bonus ($[____________]) on July 31, 2022.

2.    Retention Bonus Contingencies. To earn a Retention Bonus, you must remain actively employed by the Company through January 31, 2023 (the “Retention Bonus Date”) and you must perform your job duties in a satisfactory manner, as determined by the Company. The Company retains the right to prorate the Retention Bonus based on part-time status or a leave of absence. If you terminate your employment with the Company for any reason other than for Good Reason (as defined in the [Insert Title of Employment Agreement] (“Employment Agreement”)), or if the Company terminates your employment for Cause (as defined in the Employment Agreement), in each case prior to the Retention Bonus Date, you will be obligated to fully repay to the Company the gross amount of the Retention Bonus within thirty (30) days of the last day of your employment.

3.    At-Will Employment. Nothing in this letter agreement shall be construed to alter the at-will nature of your employment with the Company. This means either you or the Company can end your employment at any time, with or without cause and with or without notice.

4.    Integration Clause; Acknowledgement. This letter agreement contains the entire agreement between you and the Company relating to the Retention Bonus Opportunity and supersedes any and all prior agreements and understandings related to any retention bonus compensation. This Agreement cannot be changed or modified except by formal written instrument executed by you and the CEO of the Company or another person authorized by the CEO. By signing below where indicated, you acknowledge and agree that the Retention Bonus is entirely separate from your base compensation as well as from any performance bonus or severance to which you might otherwise be eligible.

We hope that this incentive encourages your continued effective commitment to the Company during this important period.

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first above written.

AGREED:

By: _____________________________________

[Company Signatory]

________________________________________

[Employee Name]